UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 Or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	January 10, 2011

Aetna Inc.
(Exact name of registrant as specified in its charter)

Pennsylvania	1-16095	23-2229683
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification No.)

151 Farmington Avenue, Hartford, CT	06156
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(860) 273-0123

Former name or former address, if changed since last report:	N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 – Financial Information

Item 2.02   Results of Operations and Financial Condition.

On January 10 and 11, 2011, Joseph M. Zubretsky, Senior Executive Vice President and Chief Financial Officer of Aetna Inc. (“Aetna”) will meet with investors and analysts, before and after a presentation he will provide at the 2011 J.P. Morgan HealthCare Conference (the “Conference”) on January 11, 2011.  During these meetings and presentation, Aetna intends to reaffirm its previously disclosed projected full-year 2010 operating earnings of approximately $3.60 per share1, reflecting continued favorable commercial underwriting performance.  Additionally, during these meetings and presentation, Aetna expects to disclose the following full-year 2010 financial metrics:

•	Subsidiary dividends in excess of $2.1 billion in 2010, resulting in over $1.5 billion of excess capital, and
•	the repurchase of Aetna’s common shares under its share repurchase programs at a cost of approximately $1.6 billion.

Aetna’s presentation at the Conference is scheduled to begin at 1:00 p.m. Eastern time (10:00 a.m. Pacific time).  Investors, analysts and the general public are invited to listen to this presentation over the Internet via Aetna’s Investor Information link at www.aetna.com/investor.  A webcast replay will be available on that web site, beginning approximately two hours after the event, for 14 days.

1
Projected operating earnings per share for full-year 2010 assumes approximately 423 million weighted average diluted shares.  Projected operating earnings per share exclude net realized capital gains of $165.7 million and $85.1 million of litigation-related insurance proceeds reported by Aetna in the nine months ended September 30, 2010. Projected operating earnings per share also exclude from net income any net realized capital gains or losses and other items occurring after September 30, 2010.  Aetna is not able to project the amount of future net realized capital gains or losses and therefore cannot reconcile projected operating earnings to projected net income or to a projected change in net income in any period. Projected full-year 2010 operating earnings per share also exclude the following other items that occurred during the three months ended December 31, 2010:  the receipt of additional litigation related insurance proceeds, severance and facility charges for actions taken or committed to be taken in the first quarter of 2011 and transaction-related costs associated with our agreement with CVS Caremark Corporation and/or acquisition of Medicity Inc. ("Medicity").  Although the excluded items may recur, management believes that operating earnings and operating earnings per share provide a more useful comparison of Aetna’s underlying business performance from period to period.  Net realized capital gains and losses arise from various types of transactions, primarily in the course of managing a portfolio of assets that support the payment of liabilities.  Following a Pennsylvania Supreme Court ruling in June 2009, we recorded proceeds of $85.1 million in the nine months ended September 30, 2010 from our liability insurers related to certain litigation we settled in 2003.  Net realized capital gains and losses, the litigation-related insurance proceeds, the severance and facility charges and the transaction-related costs do not directly relate to the underwriting or servicing of products for customers and are not directly related to the core performance of Aetna’s business operations.  In addition, management uses operating earnings to assess business performance and to make decisions regarding Aetna’s operations and allocation of resources among Aetna’s businesses.

CAUTIONARY STATEMENT; ADDITIONAL INFORMATION – Certain information in this Form 8-K is forward-looking, including our projections as to our 2010 operating earnings and commercial underwriting performance; our 2011 challenges and opportunities; and the impact of the Medicity acquisition on our 2011 operating earnings.  Forward-looking information is based on management's estimates, assumptions and projections, and is subject to significant uncertainties and other factors, many of which are beyond Aetna's control. Important risk factors could cause actual future results and other future events to differ materially from those currently estimated by management, particularly the implementation of health care reform legislation. Health care reform will significantly impact our business operations and financial results, including our medical benefit ratios. Components of the legislation will be phased in over the next seven years, and we will be required to dedicate material resources and incur material expenses during that time to implement health care reform. Many significant parts of the legislation require further guidance and clarification in the form of regulations. As a result, many of the impacts of health care reform will not be known until those regulations are enacted, which we expect to occur over the next several years. Other important risk factors include adverse and less predictable economic conditions in the U.S. and abroad (including unanticipated levels of or rate of increase in the unemployment rate); adverse changes in federal or state government policies or regulations as a result of health care reform or otherwise (including legislative measures that would affect our business model, limit our ability to price for the risk we assume and/or reflect reasonable costs or profits in our pricing, such as mandated minimum medical benefit ratios, eliminate or reduce ERISA pre-emption of state laws (increasing our potential litigation exposure) or mandate coverage of certain health benefits); our ability to differentiate our products and solutions from those offered by our competitors, and demonstrate that our products lead to access to better quality of care by our members; unanticipated increases in medical costs (including increased intensity or medical utilization as a result of the H1N1 or other flu, increased COBRA participation rates or otherwise; changes in membership mix to higher cost or lower-premium products or membership-adverse selection; changes in medical cost estimates due to the necessary extensive judgment that is used in the medical cost estimation process, the considerable variability inherent in such estimates, and the sensitivity of such estimates to changes in medical claims payment patterns and changes in medical cost trends; increases resulting from unfavorable changes in contracting or re-contracting with providers, and increased pharmacy costs); failure to achieve and/or delays in achieving desired rate increases and/or profitable membership growth due to regulatory restrictions, the slowing economy and/or significant competition, especially in key geographic markets where membership is concentrated; adverse changes in size, product mix or medical cost experience of membership; adverse pricing or funding actions by federal or state government payors; the ability to successfully implement the CVS Caremark agreement on a timely basis and in a cost efficient manner and to achieve projected operating efficiencies for the agreement; our ability to integrate, simplify, and enhance our existing information technology systems and platforms to keep pace with changing customer and regulatory needs; the ability to successfully integrate our businesses (including acquired businesses) and implement multiple strategic and operational initiatives simultaneously; managing retention of key executive talent; the ability to reduce administrative expenses while maintaining targeted levels of service and operating performance; the outcome of various litigation and regulatory matters, including the Centers for Medicare & Medicaid Services ("CMS") review and sanctions, litigation concerning, and ongoing reviews by various regulatory authorities of, certain of our payment practices with respect to out-of-network providers; reputational issues arising from data security breaches or other means; the ability to improve relations with providers while taking actions to reduce medical costs and/or expand the services we offer; increases in medical costs or Group Insurance claims resulting from any epidemics, acts of terrorism or other extreme events; and a downgrade in our financial ratings. For more discussion of important risk factors that may materially affect Aetna, please see the risk factors contained in Aetna's 2009 Annual Report on Form 10-K and Aetna’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010, June 30, 2010 and September 30, 2010, each on file with the Securities and Exchange Commission. You also should read Aetna’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2010 for a discussion of Aetna’s historical results of operations and financial condition.

The information in this Item 2.02 shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and shall not be or be deemed to be incorporated by reference in any Aetna filing under the Securities Act of 1933, as amended.

Section 7 – Regulation FD

Item 7.01 Regulation FD Disclosure.

The information above in Item 2.02 of this current report, other than the information as to Aetna’s projected 2010 results of operations and financial condition, is hereby incorporated by reference in this Item 7.01.  In addition, during the meetings and presentation referenced in Item 2.02, Mr. Zubretsky will discuss the following challenges and opportunities that Aetna projects for 2011.  Aetna’s projected challenges include:  lower account retention and economic attrition, no projected prior period reserve development, lower investment yields, normalized utilization, impact of sanctions imposed by CMS, and health care reform.  Aetna’s projected opportunities include:  continued pricing discipline, expense actions to adjust Aetna’s cost structure to its membership projections, the favorable impact of previously announced changes to its pension plan, lower commission structure, medical management and quality initiatives, including provider re-contracting, and the impact of capital actions.  Mr. Zubretsky also will discuss the projected neutral impact of the acquisition of Medicity on Aetna’s 2011 operating earnings and disclose that the Medicity acquisition was financed using available cash.

The information in this Item 7.01 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and shall not be or be deemed to be incorporated by reference in any Aetna filing under the Securities Act of 1933, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Aetna Inc.

Date: January 10, 2011	By:	/s/ Rajan Parmeswar
Name: Rajan Parmeswar
Title: Vice President, Controller and Chief Accounting Officer